Exhibit 10.3

SOFTWARE DEVELOPMENT LICENSE AND MAINTENANCE AGREEMENT BETWEEN

TRUE TECHNOLOGY COMPANY LIMITED (“Licensor”)

AND

MAN LOONG BULLION COMPANY LIMITED (“Customer”)

This Agreement, is entered into this 1st day of April, 2013, between Licensor and Customer.

Service Fee:  HKD $30,000.00 / MONTHLY

Customer:     Man Loong Bullion Company Limited
Address:     Floor 8, Tower 5, China Hong Kong City, 33 Canton Road, TST, Kowloon, Hong Kong
Telephone:    +852 21553999   Fax: +852 251553993    e-mail:  online@manloong.com

1. AGREEMENT
1.1. In consideration of the mutual covenants contained herein, the parties agree as follows:

2. PURPOSE

2.1. The purpose of this Agreement is to define the terms under which Licensor will provide Customer with a license for certain software developed by Licensor and provide hosting services, as defined below (the “Hosting Services”).
2.2 In partial consideration of the payment of the monthly fee set forth above, Licensor grants to Customer a non-exclusive, limited license to use the software developed by Licensor and currently used by Customer in its business operations set forth on Exhibit A hereto (the “Software”). Customer may use the Software in executable format for its own use, and may translate or modify the licensed programs or incorporate them into other software.  Customer may not, however, transfer or sublicense the Software to any third party, in whole or in part, in any form, whether modified or unmodified. The original and any copies of the Software, made by Customer, including translations, compilations, partial copies, and updates, are the property of Licensor.
2.3 Customer may, from time to time, request that Licensor incorporate certain features, enhancements or modifications into the Software.  Licensor may, in its sole discretion, undertake to incorporate such changes; and notwithstanding anything to the contrary contained herein, the customized version of the Software created at the request of Customer shall be the proprietary property of the Customer.  In addition to the Service Fee, Customer shall pay a fee for the development of any customized Software based upon the number of hours spent developing such customized Software, which fee shall be an hourly rate of US$150.00 per hour and billed at the end of the month.  Licensor shall not license or sublicense the Software, or transfer or convey the Software or any right in the Software to any third party without the prior written consent of Customer.

2.4 In addition, in partial consideration of the Service Fee, Licensor shall provide the following Hosting Services:

a) Physical space within Licensor’s service to house a Licensor-owned and supplied computer system and such other equipment as may be required and identified within this Agreement, hereinafter referred to as the “Customer’s Server”.
b) Limited physical access to Customer’s Server;
c) A connection of the Customer’s Server to the Internet using Licensor’s public network connections; and
d) A trading software license for user to execute trades in gold and silver markets through a company trading platform.

A - Servers Hosting and Rental:
-    Rack Rental x 1
-    Server Rental Dell R710 with Intel Xeon E5645 / 24GB RAM / 18TB HDD x 4
-    Server Rental Dell R410 with Intel Xeon E5645 / 24GB RAM / 12TB HDD x 2
-    Firewall Rental Fortinet Fortigate 200B equipped with UTM Services x 2

B - Software / Trading platform Licenses:
-    Servers Operation System Licenses Included
-    Trading Software Licenses Bundle Included unlimited users to access the software in the same server concurrently

C - Network Lease Service:
-    Dedicated Internet Port with 30/30MB 16 Fixed IP Address
-    Dedicated Metro Lease Line with 10/10MB 2 Fixed IP Address

D - Support Services:
-    Regular maintenance support and helpdesk and software update
-    Software enhancement based on customer’s software enhancement requirements

2.5. This Agreement may include additional exhibits for services such as monitoring, managed services, backup service, managed firewall services and operating system maintenance. Such exhibits, once executed, shall become a part of this Agreement and incorporated herein.
2.6. Licensor represents and warrants to Customer that: (i) Licensor has all right, title and interest in and to the Software subject to no known adverse claim, lien, encumbrance or license or rights of any nature of any third party, including, but not limited to, ownership, patent, trademark, copyright or trade secrecy claims; and (ii) Licensor has the full and unrestricted right, power and authority to enter into this Agreement, to license the Software to Customer and to consummate the transactions contemplated hereby.
2.7. Each party hereto covenants that it will keep confidential any confidential information relating to the Software or to other party's business, finances, marketing and technology to which it obtains access and that it will take all reasonable precautions to protect such confidential information of the other party or any part thereof from any use, disclosure or copying, except to the extent technical information relating to the Software is used, disclosed or copied by Customer for the purpose of: (i) developing or marketing Customer programs incorporating the Software; (ii) obtaining any necessary governmental approvals; or (iii) otherwise performing its rights or obligations as contemplated by this Agreement.  Confidential information of a party shall not include information which: (i) is or becomes available to the public through no fault of the other party; (ii) is disclosed to the other party by a third party who had lawfully obtained such information and without a breach of such third party's confidentiality obligations; or (iii) is developed independently by the other party.

2.8. Customer agrees that the Software is and shall remain the sole property of and proprietary to Licensor.  Nothing in this Agreement should diminish or extinguish these rights and no title to or ownership of the Software is transferred to Customer.  Licensor agrees that all modifications, enhancements and alterations made by Licensor at Customer’s request to the Software shall be and remain the sole property of and proprietary to Customer.  Nothing in this Agreement should diminish or extinguish these rights and no rights to such modifications, enhancements and alterations are granted hereby to Licensor. Neither party hereto shall publish or distribute the Software in a manner which would jeopardize or preclude protection thereof under the United States copyright laws, or would diminish the trade secret status of the Software.
2.9. Licensor shall indemnify and hold Customer free and harmless against any claim, liability, demand, loss, expense, cost or damage (including attorney’s fees) arising out of any charge of patent, trademark, copyright or trade secret infringement or unfair competition or trade practice resulting from the marketing, licensing or using of the Software by Customer in accordance with the terms and provisions of this Agreement.  At Licensor's option, Licensor may at its expense direct or participate in the defense of any such action or direct that the same be comprised or settled (provided that as a condition to any such compromise or settlement, Customer is granted an unconditional general release from each claimant).

3. EFFECTIVENESS, TERM AND RENEWAL
3.1. This Agreement shall become effective when signed by or on behalf of Licensor. This Agreement shall remain in effect until the services provided herein are terminated, changed or canceled as allowed by the terms and conditions as contained herein.

4. CUSTOMER’S SERVER AND USE RESPONSIBILITIES
4.1. Customer’s Server may provide services to Customer and/or its’ customers, or the general public, for any legal purpose whatsoever, provided that confidentiality of Licensor’s information is maintained.
4.2.           Customer’s Server may deliver, only those network services specifically disclosed and agreed to herein. Customer’s Server shall not be used as a mail relay and Customer shall ensure that such service is shutdown.
4.3. Customer’s Server shall not exceed the agreed to bandwidth limits, or provide services to others which results in use in excess of the agreed to bandwidth, regardless of whether such use is in the ordinary course of business or results from any unauthorized hacking or use of Customer’s Server. Should Customer exceed its allotted bandwidth, for any reason, Customer shall pay for such additional bandwidth, at the rate and terms defined in the current Licensor price list.
4.4. Customer shall not utilize its Server for the delivery of unsolicited email (spamming) or the spreading of viruses.
4.5. Customer is expressly prohibited from, and shall not use the Customer’s Server or Licensor’s network to, violate the security of any computer (or) network, crack passwords or security encryption codes, or transfer or serve any illegal material(s).
4.6. All services provided by Licensor under this Agreement extend to the Customer only, and do not extend to any other person, corporation or entity, regardless of their relationship with Customer and under no circumstances will Licensor be obliged to support third parties.

4.7. Customer may resell space on the Customer’s Server as well as its bandwidth to third parties, provided that Customer does NOT:
a) allow third party to access administration or root accounts;
b) use such service to provide dial-in or general Internet TCP/IP Access;
c) provide or divulge login names or passwords, provided to Customer by Licensor, to third parties; and
d) allow any such use which is in violation of this Agreement.
4.8. Customer and all other third parties accessing or using Customer’s Server shall abide by all of the rules, regulations and policies of Licensor, as well as other networks and computer systems accessed via the Customer’s Server, whether operated by Licensor, its suppliers or others. If the Customer is unsure of those policies, it is the Customer’s responsibility to ascertain said policies. Customer agrees to indemnify and hold Licensor harmless from any claims resulting from the Customer’s use of the service that damages either the Customer or another party or parties.

5. CUSTOMER RESPONSIBILITIES FOR EQUIPMENT, APPLICATIONS AND DATA
5.1. The Customer is totally responsible for the ongoing stability and the operation of the Customer’s Server. The Licensor’s staff will maintain the Customer’s Server stability using their best efforts.
5.2. Unless contracted by separate agreement, in writing, under no circumstances shall Licensor assume responsibility for the loss of information on the Customer’s Server. The Customer is responsible for secure backup of all data on Customer’s Server, and is responsible for rebuilding their environment in the event of loss of this information caused by failure of the Customer’s Server, or by any act, by any party, whether accidental or intentional. The Customer has the option of hiring the Licensor for restoration of services at an additional fee. The Customer is responsible for providing the Licensor with a reliable 24-hour contact to notify in the event of failure or downtime for maintenance.
5.3. Customer shall provide Licensor with a list, and replacement value, detailing any and all additional equipment and software that is installed, or to be installed, on Customer’s Server by Licensor.
5.4. Customer shall fully insure additional software and hardware installed on Customer’s Server against all risk of loss, including without limitation, theft, fire, water and earthquake damage. Customer is advised to purchase business interruption insurance to protect against lost revenue from Customer’s Server in case of prolonged disruption of services or catastrophe.
5.5. Licensor will not license the customized software that it licenses to any third parties.

6. PAYMENT AND CHARGES
6.1. The Customer is responsible for any and all fixed and accumulative charges for their account as, defined in the current Licensor price list.
6.2. The account setup fee and first month (30 days) service are charged immediately upon the execution of this Agreement. Once the Customer’s Server is installed and operational, the thirty (30) day period begins. Thereafter, service fees are billed on a monthly basis. The first such invoice may include appropriate charges or credits to prorate the service period to the end of the month. Incidental support or additional fees will be charged as the service is performed.

6.3. Invoices for Hosting Services are invoiced and payable in advance for the term of the Hosting Services. Hosting Services are subject to suspension for any account thirty (30) or more days past due and become subject to a re-activation fee. Licensor may impose a late charge on invoiced amounts over thirty (30) days outstanding equal to 1.5% per month of the unpaid until the entire balance is paid in full.
6.4. Licensor agrees to notify Customer at least thirty (30) days in advance of any price increase which affects any services provided to Customer under this Agreement.

7. LIMITATION OF LIABILITY
7.1. Licensor exercises no control whatsoever over the content of the information passing through its network.  Licensor will not be responsible for any damage Customer suffers using its Hosting Services. This includes the loss of data resulting from delays, non-deliveries, miss-deliveries, or service interruptions caused by its own negligence, omission or your errors or omissions.  Use of any information obtained via Licensor's network is at your own risk. Licensor specifically denies any responsibility for the accuracy or quality of information obtained through its services.
7.2. Licensor shall not be liable for any lost profits or for any claim or demand against the Customer by any other party based on any expressed, implied or claimed warranties by Licensor not specifically set forth in this Agreement.
7.3. IN NO EVENT SHALL LICENSOR BE LIABLE FOR CONSEQUENTIAL DAMAGES EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
7.4. No action, regardless of form, arising out of this Agreement or the transactions contemplated herein may be brought by Customer more than one (1) year after the cause of action has occurred.
7.5. Customer shall indemnify, defend and hold harmless Licensor, its directors, employees and agents from any action brought against them by any third-party in connection with this Agreement, or any other Agreement between Customer and a third-party from any claims resulting from the use of the service by Customer or any of its customers or others throughout its chain of distribution, including end-users. Customer shall pay all damages and reasonable attorney’s fees arising as a result of Customer's use or misuse of any rights granted herein.

8. COMPLIANCE WITH LAWS
8.1. Customer shall at all times comply with all applicable laws and regulations of the Hong Kong SAR and all other governmental entities governing, restricting or otherwise pertaining to the use, distribution, exporting or import of data, products, services and/or technical data.
8.2. Licensor's network may only be used for lawful purposes. Transmission of any material in violation of any Hong Kong SAR, or other governmental regulation is prohibited. This includes, but is not limited to, copyrighted material, material legally judged to be threatening or obscene, or material protected by trade secret.

9. TERMINATION
9.1. Licensor shall have the right to immediately suspend or terminate this Agreement during any investigation of Acceptable Use Policy or Agreement violations, misrepresentation of the services offered by Customer’s Server, inappropriate use, use of excessive system or network resources which adversely affects the performance, security or reliability of the Licensor’s network, or nonpayment of service fees.  In the event that Licensor suspends or cancels service, Licensor will make a reasonable effort to notify the emergency contact supplied by the Customer prior to the actual event.
9.2. Licensor shall have the right to suspend or terminate this Agreement for any reason, by providing the Customer with sixty (60) days prior written notice .

9.3. The Customer must cancel with written notice sent to the address of Licensor in this Agreement. Customer agrees that Licensor has the right to delete all data, files or other information that is stored on the Customer’s Server, on behalf of Customer, if either the Customer or Licensor cancels this account.

10. MISCELLANEOUS PROVISIONS
10.1. This Customer Agreement is being executed by Customer at the address provided for herein, and by Licensor in Hong Kong SAR.
10.2. If any sentence, paragraph, clause or combination of the same in this Agreement is held by a court or other governmental body of competent jurisdiction to be unenforceable, invalid or illegal in any jurisdiction, such sentence, paragraph, clause or combination shall be deemed deleted from this Agreement and the remainder of this Agreement shall remain binding on the parties as if such unenforceable, invalid or illegal sentence, paragraph, clause or combination had not been contained herein.
10.3. In the event litigation is required to force compliance with, or address any breach of this Agreement, the parties agree that the prevailing party shall be entitled to attorney’s fees and costs actually incurred.
10.4. Nothing in this Agreement or to be done pursuant to its terms and conditions is intended to, or shall, create a partnership or joint venture, for tax purposes or otherwise, between Licensor and Customer. Customer is and shall remain fully and solely responsible for all of its employees and assumes full responsibility for all costs and liabilities incurred in connection with the termination of such employees for any reason whatsoever.

11. MODIFICATION
11.1. This Agreement shall constitute the entire agreement between Customer and Licensor pertaining to Customer’s Server. This Agreement shall not be modified or altered except by a written instrument duly executed by Customer and by an authorized officer of Licensor.

ACCEPTED BY CUSTOMER		ACCEPTED BY LICENSOR

MAN LOONG BULLION COMPANY LIMITED		TRUE TECHNOLOGY COMPANY LIMITED

By:	/s/ Choi Kee Yuen	By:	/s/ Wong Hak Yim
Name:	Choi Kee Yuen	Name:	Wong Hak Yim
Title:	Director	Title:	Director